Exhibit 99.1

KULR Technology Group Announces Second Quarter 2021 Financial Results and Provides Shareholder Update Letter

SAN DIEGO / GLOBENEWSWIRE / August 17, 2021 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced its financial results for the second quarter ended June 30, 2021 and posted a Shareholder Letter to its website summarizing corporate updates since the beginning of the second quarter of 2021.

KULR's Q2 revenue increased by over 200% year-over-year as the Company continued to make significant investments in all areas of its business to sustain and expand in 2021 and beyond. The Company raised $6.5 million in equity capital on May 20, 2021, which strengthened the balance sheet and helped facilitate KULR's uplisting to the NYSE-American exchange on June 07, 2021. In addition, the Company received approximately $3.7 million in Q2 2021 from the exercise of warrants to purchase an aggregate of 3,000,000 shares of common stocks and approximately $1.5 million from the exercise of warrants to purchase a total of 1,200,000 shares of common stock in July 2021. With over $12 million in cash at end of Q2, KULR is in the strongest financial position in its history.

As KULR accelerates its investments in new technology developments in smart battery platform, battery cell screen and testing automation and fast charging battery architecture, it continues to grow sales in its foundational aerospace and defense businesses. KULR's business model continues to evolve as the Company focuses on near-term commercialization opportunities for its technology in battery transportation and energy storage products. The Company’s goal is to provide total battery safety solutions for more efficient battery systems, increased sustainability, and end-of-life battery management, making KULR a key technology solutions provider in the migration to a global circular economy.

Second Quarter 2021 and Recent Operational Highlights

•	KULR received three US Department of Transportation (“DoT”) special permits to allow for the safe transportation of recycled, prototype and DDR (damaged, defective, and recalled) lithium-ion batteries respectively. These special permits allow for up to 2.1 kWh (kilowatt-hour) of energy capacity and retains seven times the energy capacity protection compared to its closest competitor.

•	The Company is developing its smart battery system, which includes both hardware and software platforms to monitor the health of battery cells; integrating software and services with hardware will enable better control over data intelligence. KULR’s long-term vision is to provide a completely integrated hardware and software platform to manage battery safety and thermal stability.

•	KULR has designed a battery cell screening and testing automation system for its Department of Defense and Aerospace customers to serve their strategic battery reserve initiatives. The Company has sourced critical test and automation equipment to build out a proprietary test-pilot system. KULR anticipates this system to be capable of processing up to 1.2 million cells per year for the 18650 and 21700 cylindrical battery cells. The test-pilot system is expected to be in full operation in the first half of 2022.

•	The Company believes fast charging is the killer app of battery energy systems. KULR is developing a carbon fiber-based architecture for thicker cathode and advanced anode materials to enable faster-charging and safer battery cells. The Company expects to show preliminary test results on September 21, 2021 at Battery Solutions Day.

•	In June 2021, Greg Provenzano joined KULR as the VP of Sales and Marketing. Greg joins KULR with over 35 years of leadership and worldwide sales experience in electronic components, design services, and system solutions across a variety of industries most notably at Advanced Energy and Arrow Electronics. At KULR, he will play a crucial role in developing the Company’s sales channel strategy as it pivots into large volume applications and products supporting strategic growth goals.

•	During the quarter the Company added a new Vice President of Operations in Antonio Martinez. Antonio joins KULR with over 37 years of leadership and worldwide manufacturing experience in electronics manufacturing and operations. He spent most of his career at Pulse Electronics Corporation in the electronics manufacturing services industry and most recently, served as Principal Program Manager of Jabil since 2015.

•	In June 2021, KULR was approved to uplist to the New York Stock Exchange (“NYSE”) American Exchange. The “KULR” ticker remains unchanged, and the stock commenced trading at the opening of trading on June 7, 2021. Trading on the NYSE provides the Company more visibility to a much broader pool of institutional and retail investors and, in turn, increases liquidity.

•	During the quarter KULR appointed Lieutenant General Stayce D. Harris to the Board of Directors. General Harris, who also serves as Chairperson of the KULR's Compensation Committee, is a retired United States Air Force Reserve Lieutenant General that last served as the Inspector General of the Air Force. She is an experienced pilot with over 10,000 flight hours safely transporting passengers and cargo worldwide for United Airlines and was a pilot for nearly 30 years before retiring from the company in 2020. Stayce serves as a Director of The Boeing Company, an independent Director/Trustee of BlackRock Fixed-Income Mutual Funds and is a member of the Board of Directors for Direct Relief.

Financial Results: Second Quarter 2021 vs. Second Quarter 2020

Following the successful fund raising and NYSE uplisting in 2021, the Company is building the foundations for a business expansion plan, including hiring additional engineering staff, senior management, expanded facilities, new and automated test and production equipment, advertising, and marketing expenses, as well as investor relations activities. While this investment impacts short term profitability, KULR believes this will pave the way for longer term growth and improved shareholder value.

Revenues: KULR generated revenues of $0.6 million in the second quarter ended June 30, 2021, an increase of 212% compared with revenues of $0.2 million reported in the same period of 2020. The increase in revenue was mainly due to increased sales of KULR products. These results reflect management’s continuing efforts to develop new and existing customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $2.8 million in the second quarter of 2021 from $0.4 million in the corresponding period last year. The 556% increase in SG&A expenses was due to additional marketing and advertising expenses, consulting fees and non-cash stock-based compensation paid to employees and consultants.

R&D expenses: R&D expenses in the second quarter of 2021 increased by 437% to $0.31 million from $0.06 million in the same period last year, reflecting a combination of headcount and process improvements implemented in the first quarter of 2021.

Operating Loss: Loss from operations was $2.9 million for the second quarter of 2021, compared to $0.3 million for the comparable quarter of 2020. The $2.6 million increase in the operating loss included a $1.0 million increase in non-cash stock-based compensation expense, a $0.7 million increase in advertising and marketing expense, a $0.3 million increase in payroll costs, a $0.2 million increase in professional fees and a $0.2 million increase in research and development projects.

Net Loss: Net loss for the second quarter of 2021 increased to $3.0 million compared with a net loss of $0.4 million for the comparable period in 2020.

Net Loss Per Share: Net loss per share for the second quarter of 2021 was $0.07, as compared to $0.01 for the comparable period in 2020. The comparison was unfavorably impacted by higher selling, general and administrative costs and the deemed dividend associated with the 2021 preferred stock financing, partially offset by the favorable impact of the increase in revenues. The deemed dividend represents a non-cash adjustment to the numerator in the loss per share calculation pursuant to generally accepted accounting principles in the United States of America, but it is not recorded in the Company’s basic financial statements.

Cash Position: On June 30, 2021, the Company reported cash balances of $12.2 million compared with $8.9 million on December 31, 2020. This funding leaves us well positioned to expand operations, support new business, and fund ongoing product developments despite the difficult Covid inspired trading conditions experienced through the latest quarter.

Shareholder Update Call:

KULR will hold a conference call on Tuesday, August 24 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2021.

KULR management will host the presentation, followed by a question-and-answer period. Interested parties may submit questions to the Company prior to the call at KULR@gatewayir.com.

Submissions must be received by August 20 at 8:00 PM ET. Questions will be addressed based on the relevance to the Company’s strategic direction and execution, shareholder base and public disclosure rules.

Date: Tuesday, August 24, 2021

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of KULR’s website.

A telephonic replay of the conference call will be available after 7:00 p.m. Eastern time on the same day through August 31, 2021.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay ID: 13722392

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com